Exhibit 10.14

STEPAN COMPANY

2011 INCENTIVE COMPENSATION PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

THIS AGREEMENT (this “Agreement”), dated as of the __ day of ____________, 20__, is entered into by and between Stepan Company, a Delaware corporation (the "Company"), and Participant Name (the "Participant").

WITNESSETH THAT:

IT IS AGREED, by and between the parties hereto, as follows:

1.In accordance with the provisions of the Stepan Company 2011 Incentive Compensation Plan (the "Plan"), the Company hereby grants to the Participant a Non-Qualified Stock Option to purchase a total of Number of Shares Granted shares of common stock of the Company ("Common Stock").  The purchase price of each share of Common Stock subject to this Agreement shall be $Grant Price.

2.The right to exercise the option shall be subject to the terms and conditions of the Plan and this Agreement.

The option shall vest and become exercisable in three installments on each of the first three anniversaries of the date first written above (each, an “Anniversary Date”), in accordance with the following schedule, provided the Participant has remained continuously employed by the Company through the applicable Anniversary Date:

Vesting Date	Percent of Option Vested
First Anniversary Date	33%
Second Anniversary Date	33%
Third Anniversary Date	34%

Once the Participant’s employment with the Company terminates for any reason, no additional portion of the option shall become vested.

The option shall expire at the earliest of ten (10) years after the date first written above; the date established by the Compensation and Development Committee of the Board of Directors (the “Committee”) at the time of the grant; or the date which is the last date of the next trading window as in effect under the Company’s Insider Trading Policy occurring after the Participant’s employment with the Company is terminated for any reason other than by reason of the Participant becoming Disabled or the Participant’s death or retirement under the provisions of any qualified retirement plan that may be maintained by the Company or a subsidiary.

  If a Participant’s employment is terminated for gross misconduct, as determined by the Company, all rights under the Plan, including the right to exercise this option, will expire upon the date of such termination.

3.  To the extent the option has become vested and become exercisable, the option may be exercised in whole or in part by filing a written or electronic notice with the Secretary of the Company at its corporate headquarters or with such other administrator prior to the date the option expires.  An exercise may be disallowed if, as determined by the Secretary of the Company, it is not made in compliance with any applicable provisions of the Company’s Insider Trading Policy as in effect from time to time.  Such notice shall specify the number of shares of Common Stock which the Participant elects to purchase and shall be accompanied by payment of the purchase price for such shares.  Subject to the provisions of the following sentence, payment shall be made in cash or by check payable to the Company.  All or a portion of such required amount may be paid by delivery of shares of Common Stock, valued in accordance with the provisions of Section 3.2 of the Plan, having an aggregate fair market value which is equal to the amount of cash which would otherwise be required.

4.  In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the provisions of Section 1.5 of the Plan shall apply.

5.Notwithstanding anything in this Agreement to the contrary, this Agreement may be amended at any time and from time to time by the Company without the consent or written agreement of the Participant to the extent necessary to comply with any recapture or “clawback” policy of the Company adopted by the Company’s Board of Directors to comply with Section 10D of the Securities Exchange Act of 1934 and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Company’s Common Stock may be traded, as determined by the Company’s Board of Directors.

6.Except as otherwise provided by the Compensation and Development Committee of the Board of Directors (the “Committee”), this option is not assignable or transferable by the Participant otherwise than by will or the laws of descent and distribution and then only as provided herein, and may be exercised during the lifetime of the Participant only by the Participant and only as provided herein.  If this option is exercised by the person or persons to whom the rights of the

Participant under this option shall pass by will or the laws of descent and distribution, this option may be exercised only in respect of the number of shares which the Participant could have acquired under the option by the exercise thereof at the date of death.

7.This option and its settlement are subject to withholding of all applicable taxes, which withholding obligation shall be satisfied by the payment of cash or check payable to the Company, or surrender of shares of Common Stock which the Participant already owns or the withholding of shares of Common Stock to which a Participant is otherwise entitled under this Agreement, with such surrender of shares or withholding of shares subject to the consent of the Committee.

8.To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participant.  This Agreement and the Plan shall be administered in a manner consistent with this intent.  Reference to Section 409A of the Code is to Section 409A of the Code, as amended, and will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

9.This Agreement is subject to the terms and conditions of the Plan.  In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern.  All terms used herein with initial capital letters and not otherwise defined herein that are defined in the Plan shall have the meanings assigned to them in the Plan.  If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

10.This Agreement may be amended at any time and in any manner by the Company through written notice thereof to the Participant; provided, however, that no such amendment shall impair the rights of the Participant under this Agreement without the written consent or agreement of the Participant.

11.This Agreement does not constitute a contract of employment or continued service, and participation in the Plan will not give any employee or Participant the right to be retained in the employ of the Company, including its subsidiaries, or any right or claim to any benefit under the Plan unless such right or claim has specifically accrued under the terms of the Plan prior to the issuance of Common Stock pursuant to the exercise thereof.

STEPAN COMPANY

By:
Participant Name

Acceptance Date